EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the "Agreement"), made this First day of July, 2004, is entered into by Atlantic Synergy, Inc. a Nevada corporation (the "Company"), and Miron Guilliadov ("Executive").

      WHEREAS, the Company and Executive desire to enter into an employment contract which will supersede any prior employment agreements.

      NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

      1. Term of Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on July 1, 2004 (the "Commencement Date") and ending on June 30, 2005, unless sooner terminated in accordance with the provisions of Section 5 or extended as hereinafter provided (such period, as it may be extended or terminated, is the "Agreement Term"), provided, however, that beginning on July 1, 2005, the Agreement Term shall be extended automatically on each anniversary of the Commencement Date for an additional one year from the then current expiration date of the Agreement Term unless either Executive or the Company provides written notice to the other party electing not to extend the Agreement Term at least 3 months prior to the applicable anniversary date.

      2. Title; Capacity. The Company will employ Executive, and Executive agrees to work for the Company, as its Vice President, Indirect Sales to perform the duties and responsibilities inherent in such position and such other duties and responsibilities as the Chief Executive Officer (the "CEO") shall from time to time reasonably assign to him. Executive shall report directly to the CEO and shall be subject to the supervision of, and shall have such authority as is delegated to him by the CEO, which authority shall be sufficient to perform his duties hereunder. Executive shall devote his full business time and best efforts in the performance of the foregoing services, provided that he may accept other Board memberships or other charitable organizations which are not in conflict with his primary responsibilities and obligations to the Company.

      3. Compensation and Benefits.

            3.1 Salary. The Company shall pay Executive an annual base salary of $95,000.00 commencing on July 1, 2004, payable in accordance with the Company's customary payroll practices. Such salary thereafter shall be subject to annual review and upward or downward adjustment as determined by the Board of Directors (the "Board") in each calendar year, provided that such annual adjustment shall be at least equal to the general salary increase or decrease provided to Company salaried employees for the applicable year.

            3.2 Milestone Incentives. Executive shall be entitled to be considered for annual performance based bonuses based on certain performance factors met within Indirect Sales division. Such annual bonuses shall be measured and include but not limited to the following metrics: Revenue Milestone- $20,000 for achieved revenue growth plan, Customer Growth Milestone - $20,000 for achieved revenue growth plan, Profitability Milestone - $30,000 for achieved profitability plan.
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            3.3 Long-Term Incentives. Executive shall be granted stock options to purchase the number of shares of Common Stock in an aggregate of one and a half percent (1.5%) (on a fully diluted basis), of its common stock, at the exercise price of $1.00 per share, and such options shall vest over three (3) year time period, provided, that all options granted hereby shall be subject to the provisions of the Corporation's stock option plan and subject to a stock option agreement, evidencing the granting of such options.

            3.4 Fringe Benefits. Executive shall be entitled to participate in all benefit programs that the Company establishes and makes available to its Executive employees, if any, to the extent that Executive's position, tenure (except as set forth in the second to last sentence of this Section 4.4), salary, age, health and other qualifications make him eligible to participate, including, but not limited to, health care plans, life insurance plans, dental care plans, disability income plans, 401k plans, supplemental retirement plans, and all other benefit plans from time to time in effect generally for Executives and/or employees of the Company. Executive shall also be entitled to take fully paid vacation in accordance with Company policy.

      4. Termination of Employment Period. The Employment Period shall terminate upon the occurrence of any of the following:

            4.1 Termination of the Agreement Term. At the expiration of the Agreement Term, but only if appropriate notice is given in accordance with
Section 1.

            4.2 Termination for Cause. At the election of the Company, for cause upon written notice by the Company to Executive. For the purposes of this
Section 4.2, "cause" for termination shall be deemed to exist upon the occurrence of any of the following:

                  (a) a good faith finding by the Company that Executive has engaged in dishonesty, gross negligence or gross misconduct that is materially injurious to the Company which, if curable, has not been cured by Executive within 30 days after he shall have received written notice from the Company stating with reasonable specificity the nature of such conduct;

                  (b) Executive's conviction to any felony or crime, fraud or embezzlement of Company property; or

                  (c) Executive's material breach of this Agreement, including but not limited to, Sections 6.1, 6.2 or 6.3, which, if curable, has not been cured by Executive within 30 days after he shall have received written notice from the Company stating with reasonable specificity the nature of such breach.

            4.3 Voluntary Termination by the Company or for Good Reason. At the election of the Company, without cause, at any time upon 30 days prior written notice by the Company to Executive or by Executive for Good Reason (as defined below):

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            4.4 Death or Disability. Thirty days after the death or
determination of disability of Executive. As used in this Agreement, the determination of "disability" shall occur when Executive, due to a physical or mental disability, for a period of 30 consecutive days, or 90 days in the aggregate whether or not consecutive, during any 360-day period, is unable to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both Executive and the Company, provided that if Executive and the Company do not agree on a physician, Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

            4.5 Voluntary Termination by Executive. At the election of Executive upon not less than 30 days prior written notice by him to the Company.

      5. Effect of Termination.

            5.1 Termination for Cause, at the Election of Executive or Upon Expiration of the Agreement Term. In the event that Executive's employment is terminated for cause pursuant to Section 4.2 or at the election of Executive pursuant to Section 4.5, or upon the expiration of the Agreement pursuant to
Section 4.1, the Company shall have no further obligations under this Agreement other than to pay to Executive the compensation and benefits, including payment for accrued but untaken vacation days, otherwise payable to him under Section 3 through the last day of his actual employment by the Company. Executive shall also be entitled to the pro rated portion of any bonus earned for any year Executive elects to terminate this Agreement pursuant to Section 4.5.

            5.2 Voluntary Termination by the Company or for Good Reason. In the event that Executive's employment is terminated pursuant to Section 4.3, the Company shall continue to pay to Executive his annual base salary then in effect for thirty (30) days in the manner set forth in Section 3.1 or the salary due under Section 3.1 for the remainder of the Agreement Term, whatever is greater, payment for accrued but untaken vacation days, and a pro rata portion of any bonus for the year in which termination occurs, as to which Executive shall have no obligation to mitigate such amounts. In addition, the Company shall continue its contributions toward Executive's health care, dental, disability and life insurance benefits on the same basis as immediately prior to the date of termination, except as provided below, for a period of twelve months from the last day of Executive's employment or for the remainder of time left in the Agreement Term, whichever is greater. Notwithstanding the foregoing, the Company shall not be required to provide any health care, dental, disability or life insurance benefit otherwise receivable by Executive pursuant to this Section 5.2 if Executive is actually covered by an equivalent benefit (at the same cost to Executive, if any) from another employer during which continuing benefits are provided pursuant to this Section 5.2. Any such benefit made available to Executive shall be reported to the Company. The amounts paid under this Section
5.2 shall be in lieu of, and not in addition to, any severance benefits for which Executive would be otherwise eligible.

            5.3 Termination for Death or Disability. In the event that Executive's employment is terminated by death or because of disability pursuant to Section 4.4, the Company shall pay to Executive's estate or to Executive, as the case may be, compensation which would otherwise be payable to him under
Section 3.1 of this Agreement through the end of the month in which such termination occurs, payment for any accrued but untaken vacation days, and the pro rata portion of any bonus earned under Section 3.2 through the last day of employment. Executive or his estate shall also be eligible to receive any benefits which he or it are entitled to receive under the various Company fringe benefit plans for the twelve months following Executive's death or disability. In addition to the foregoing, in the event of termination pursuant to Section 4.4, all unvested stock and stock options granted by the Company to Executive shall immediately vest as of the date of termination.

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            5.4 Termination in the Event of a Change in Control.

                  (a) In the event Executive's employment with the Company is terminated by the Company (other than for cause, disability or death as defined herein) or by Executive for Good Reason (as defined below) within three months before or 12 months following a Change in Control (as defined below), Executive shall be entitled to the following:

                  (i) Any remaining unvested stock or stock options awarded to Executive by the Company shall immediately vest upon the occurrence of a Change in Control; and

                  (ii) the Company shall pay to Executive within fourteen (14) days of delivery of a written notice of his termination any and all unpaid base salary, any accrued but untaken vacation pay, in each case to the extent not yet paid, and the pro rata portion of any bonus earned in the year of termination; and

                  (iii) the Company shall pay Executive's normal post-termination benefits in accordance with the Company's retirement, insurance and other benefit plan arrangements (including non-qualified deferred compensation plans); and

                  (iv) the Company shall continue to pay to Executive his average annual base salary for a period of six (6) months in the manner set forth in Section 3.1 for the six consecutive calendar months from the date of termination as to which Executive shall have no mitigation obligations; and

                  (v) for six (6) months after Executive's date of termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue Executive's health care, dental, disability and life insurance benefits on the same basis as immediately prior to the date of termination; provided, however, that if Executive becomes reemployed with another employer during the period in which continued benefits are being provided pursuant to this Section, the Company shall not be required to continue such benefits if Executive is covered by an equivalent benefit (at the same cost to him, if any) by the new employer, and

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

                  (vi) to the extent not otherwise paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive following his termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies; provided, however, that the severance benefits provided under this Section 5.4 shall be in lieu, and not in addition to, any severance benefits for which Executive would be otherwise eligible including, without limitation, the severance benefits provided under
Section 5.2.

            (b) As used herein, "Change in Control" shall occur or be deemed to occur if any of the following events occur:

                  (i) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; or

                  (ii) any consolidation or merger of the Company (including, without limitation, a triangular merger) where the shareholders of the Company immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the combined voting power of all the outstanding securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or

                  (iii) a third person, including a "person" as defined in
Section 13(d) (3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (but other than (x) the Company, (y) any employee benefit plan of the Company, or (z) investors purchasing equity securities of the Company pursuant to a financing or a series of financings approved by the Board of Directors of the Company) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of Controlling Securities (as defined below). "Controlling Securities" shall mean (a) prior to the Company's initial public offering of its common stock registered under the Securities Act of 1933 (an "IPO"), --- securities representing 50% or more of the total number of votes that may be cast for the election of the directors of the Company, excluding securities acquired pursuant to an employee stock ownership plan or program of the Company now or hereafter existing; or (b) after the Company's IPO, securities representing 25% or more of the total number of votes that may be cast for the election of the directors of the Company.

                  (c) As used herein, "Good Reason" means the occurrence, without Executive's written consent, of any of the events or circumstances set forth in clauses (i) through (vi) below which relates to the duties or responsibilities of Executive. Notwithstanding the occurrence of any such event or circumstance, the sale or other disposition of the all or a portion of the Company or its subsidiaries or joint ventures (regardless of the form of such transaction) shall not constitute Good Reason nor create an event or circumstance described below. In addition, notwithstanding the occurrence of any of events enumerated in clause (i) through (vi), such occurrence shall not be deemed to constitute Good Reason if, within 30 days after the giving by Executive of notice of the occurrence or existence of an event or circumstance specified below, such event or circumstance has been fully corrected and Executive has been reasonably compensated for any losses or damages resulting therefrom (provided that such right of correction by the Company shall only apply to the first such notice given by Executive).

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

                  (i) the assignment to Executive of duties inconsistent in any material respect with Executive's position (including status, offices, titles and reporting requirements), authority or responsibilities in effect immediately prior to such assignment or any other action or omission by the Company which results in a diminution in such position, authority or responsibilities; or

                  (ii) a reduction in Executive's annual base salary or other compensation opportunities under annual or long-term compensation incentive plans as the same may be increased from time to time, provided that this clause
(ii) shall not apply to any decrease in compensation opportunities under annual or long-term compensation incentive plans which occurs prior to a Change in Control and which applies generally to senior Executives of the Company; or

                  (iii) the failure by the Company to (A) continue in effect any material compensation or benefit plan or program (including without limitation any life insurance, medical, health and accident or disability plan and any vacation program or policy) (a "Benefit Plan") in which Executive participates or which is applicable to Executive unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or program, or (B) continue Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Executive's participation relative to other participants; or

                  (iv) a change by the Company in the location at which Executive performs Executive's principal duties for the Company to a new location that is both (A) outside a radius of 35 miles from Executive's principal residence immediately prior to the date on which such change occurs and (B) more than 20 miles from the location at which Executive performs his principal duties for the Company immediately prior to the date on which such change occurs; or a requirement by the Company that Executive travel on Company business to a substantially greater extent than is reasonable for a person in his position with the Company; or

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

                  (v) any material breach by the Company of any employment agreement with Executive; or

                  (vi) the failure of the Company to obtain the written agreement, in a form reasonably satisfactory to Executive, from any successor to the Company to assume and agree to perform this Agreement as required by Section 14.1.

      5.5 Limitation on Benefits.

            (a) It is the intention of Executive and the Company that no payments made or benefits provided by the Company to or for the benefit of Executive under this Agreement or any other agreement or plan pursuant to which Executive is entitled to receive payments or benefits shall be non-deductible to the Company by reason of the operation of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), relating to golden parachute payments.

            (b) The Company agrees that in the event any payments to Executive pursuant to this Agreement would result in a payment to Executive that would trigger any obligations or penalties under Section 4999 of the United States Internal Revenue Code ("Excise Tax"), the Company shall first submit to its stockholders for approval the transaction that may result in the imposition of the Excise Tax upon Executive in accordance with the regulations of the Internal Revenue Code governing shareholder approval of transactions giving rise to Excise Tax liability.

            (c) Notwithstanding the foregoing, in the event it shall be determined that any payment, award, benefit or distribution by the Company to or for the benefit of Executive would be subject to the Excise Tax or any corresponding provisions of state or local tax laws as a result of payment to Executive, or any interest or penalties are incurred by Executive with respect to such Excise Tax, then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the payments.

      6. Nondisclosure and Noncompetition.

            6.1 Proprietary Information.

                  (a) Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company's business or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, and customer and supplier lists. Executive will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an Executive of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by Executive.

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

                  (b) Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by Executive only in the performance of his duties for the Company.

            (c) Executive agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and
(b) above, also extends to such types of information, know-how, records and tangible property of subsidiaries and joint ventures of the Company, customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to Executive in the course of the Company's business.

      6.2 Noncompetition and Nonsolicitation.

            (a) During his employment with the Company, Executive shall not, directly or indirectly, render services of a business, professional or commercial nature to any other person or entity that competes with the Company's business, whether for compensation or otherwise, or engage in any business activities competitive with the Company's business, whether alone, as an employee, as a partner, or as a shareholder (other than as the holder of not more than one percent of the combined voting power of the outstanding stock of a public company), Executive or director of any corporation or other business entity, or as a trustee, fiduciary or in any other similar representative capacity of any other entity. Notwithstanding the foregoing, the expenditure of reasonable amounts of time as a member of other companies' Board of Directors shall not be deemed a breach of this if those activities do not materially interfere with the services required under this Agreement;

            (b) For a period of one (1) year after the termination of Executive's employment with the Company for any reason, or for a period of two
(2) years following Executive's voluntary resignation without Good Reason, Executive will not directly or indirectly, absent the Company's prior written approval, render services of a business, professional or commercial nature to any other person or entity that competes with the Company's business ("Company" as used herein shall be deemed to include the Company and any parent, subsidiary or affiliate corporations) in the geographical area in which the Company does business, whether for compensation or otherwise, or engage in any business activities competitive with the Company's business, whether alone, as an employee, as a partner, or as a shareholder (other than as the holder of not more than one percent of the combined voting power of the outstanding stock of a public company), Executive or director of any corporation or other business entity, or as a trustee, fiduciary or in any other similar representative capacity.

            (c) For a period of one (1) year after termination of Executive's employment for any reason, Executive will not recruit solicit or induce, or attempt to induce, any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company; or

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            (d) For a period of one (1) year after termination of Executive's employment for any reason, Executive will not solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by Executive while employed by the Company.

      6.3 If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

      6.4 The restrictions contained in this Section 7 are necessary for the protection of the business and goodwill of the Company and are considered by Executive to be reasonable for such purpose. Executive agrees that any breach of this Section 7 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

      6.5 Other Agreements. Executive represents that his performance of all the terms of this Agreement as an employee of the Company does not and will not breach any (i) agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company or (ii) agreement to refrain from competing, directly or indirectly, with the business of any previous employer or any other party.

      7. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon (a) a personal delivery, or (b) deposit in the United States Post Office, by registered or certified mail, postage prepaid, or (c) by facsimile transmission at the address of record of Executive or the Company, or at such other place as may from time to time be designated by either party in writing.

      8. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

      9. Entire Agreement. This Agreement, and those documents referenced herein, constitute the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement with the exception of the Employee Bonus Agreement, and any rights and obligations set forth in any agreements governing Executive's stock or stock options.

      10. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

      11. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York.

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      12. Successors and Assigns.

            12.1 Assumption by Successors. In the event of any Change in Control, any successor shall succeed to all of the Company's duties, obligations, rights and benefits hereunder. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise and whether or not after a Change in Control) to all or substantially all of the business or assets of the Company to assume in writing prior to such succession and to agree to perform its obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

            12.2 Successor Benefits. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by him.

      13. Miscellaneous.

            13.1 No Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

            13.2 Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

            13.3 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

            13.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                                            /s/ Miron Guilliadov
                                            ------------------------------------
                                            EXECUTIVE

                                            Atlantic Synergy, Inc.


                                            By: /s/ Oleg Firer
                                                --------------------------------
                                                  Its: President, CEO

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